    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       HUTCHINSON TECHNOLOGY INCORPORATED
             (Exact name of Registrant as specified in its charter)

               MINNESOTA                                      41-0901840
    (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                       Identification No.)

                             40 WEST HIGHLAND PARK
                          HUTCHINSON, MINNESOTA 55350
                                 (320)587-3797
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                WAYNE M. FORTUN
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER
                       HUTCHINSON TECHNOLOGY INCORPORATED
                             40 WEST HIGHLAND PARK
                          HUTCHINSON, MINNESOTA 55350
                                 (320) 587-3797
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           --------------------------

                                   COPIES TO:

          KRIS SHARPE, ESQ.                      KENNETH M. SIEGEL, ESQ.
       PEGGY STEIF ABRAM, ESQ.                  MICHELLE L. WHIPKEY, ESQ.
         Faegre & Benson LLP                Wilson Sonsini Goodrich & Rosati,
         2200 Norwest Center                     Professional Corporation
       90 South Seventh Street                      650 Page Mill Road
     Minneapolis, Minnesota 55402              Palo Alto, California 94304

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-70275

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO           OFFERING PRICE            AGGREGATE              AMOUNT OF
  SECURITIES TO BE REGISTERED         BE REGISTERED           PER UNIT(1)         OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock....................     917,472 Shares             $45.50               $41,744,976              $11,606
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                           --------------------------

    THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) OF THE SECURITIES ACT OF 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    THIS REGISTRATION STATEMENT IS BEING FILED PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE CONTENTS OF THE REGISTRATION STATEMENT ON FORM S-3 (COMMISSION FILE NO. 333-70275) FILED BY HUTCHINSON TECHNOLOGY INCORPORATED (THE "COMPANY") WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1999, AS AMENDED BY AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 FILED ON JANUARY 28, 1999, INCLUDING THE EXHIBITS THERETO, WHICH WAS DECLARED EFFECTIVE FEBRUARY 2, 1999, ARE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT.

ITEM 16.  EXHIBITS.

EXHIBIT
------
  5.1  Opinion and consent of Faegre & Benson LLP, counsel for the Registrant.
 23.1  Consent of Independent Public Accountants.
 23.2  Consent of Faegre & Benson LLP (included in Exhibit 5.1 to the
         Registration Statement).

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hutchinson and State of Minnesota on the 2nd day of February, 1999.

                                HUTCHINSON TECHNOLOGY INCORPORATED

                                By:             /s/ WAYNE M. FORTUN
                                     -----------------------------------------
                                                  Wayne M. Fortun
                                         PRESIDENT, CHIEF EXECUTIVE OFFICER
                                            AND CHIEF OPERATING OFFICER

                               POWER OF ATTORNEY

    Each of the undersigned hereby appoints Jeffrey W. Green, Wayne M. Fortun and John A. Ingleman, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 2, 1999.

             NAME                         TITLE
------------------------------  --------------------------

                                President, Chief Executive
     /s/ WAYNE M. FORTUN          Officer and Chief
------------------------------    Operating Officer
       Wayne M. Fortun            (Principal Executive
                                  Officer and Director)

                                Vice President, Chief
                                  Financial Officer and
     /s/ JOHN A. INGLEMAN         Secretary (Principal
------------------------------    Financial Officer and
       John A. Ingleman           Principal Accounting
                                  Officer)

    /s/ W. THOMAS BRUNBERG
------------------------------  Director
      W. Thomas Brunberg

    /s/ ARCHIBALD COX, JR.
------------------------------  Director
      Archibald Cox, Jr.

     /s/ JAMES E. DONAGHY
------------------------------  Director
       James E. Donaghy

             NAME                         TITLE
------------------------------  --------------------------

   /s/ HARRY C. ERVIN, JR.
------------------------------  Director
     Harry C. Ervin, Jr.

     /s/ JEFFREY W. GREEN
------------------------------  Director
       Jeffrey W. Green

------------------------------  Director
     Steven E. Landsburg

     /s/ RICHARD B. SOLUM
------------------------------  Director
       Richard B. Solum

                                 EXHIBIT INDEX

EXHIBIT                                DESCRIPTION
------ --------------------------------------------------------------------------
  5.1  Opinion and consent of Faegre & Benson LLP, counsel for the
         Registrant......................................... Electronically Filed
 23.1  Consent of Independent Public Accountants............ Electronically Filed
 23.2  Consent of Faegre & Benson LLP (included in Exhibit 5.1 to the
         Registration Statement).